Exhibit 10.6

MAC-GRAY CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The following summarizes the compensation arrangements established between Mac-Gray Corporation (the “Company”) and its directors to be effective as of March 9, 2010:

Directors who are also employees of the Company do not receive compensation for their services on the Board or any committee thereof.  Each director who is not an employee of the Company receives:

•                  An annual fee of $30,000, paid in quarterly installments, 50% of which is paid in shares of common stock and the balance of which, at the discretion of the director, is paid in cash, shares of common stock or any combination thereof; and

•                  An additional fee of $1,600 for each Board meeting attended in person and $500 per meeting attended by teleconference.

Committee members receive $1,600 per meeting of the Compensation Committee, the Audit Committee and the Governance and Nominating Committee.  Committee members receive $300 per meeting attended by teleconference.  In addition, the Chairman of each of the Compensation Committee, the Audit Committee and the Governance and Nominating Committee is paid an $8,000 annual retainer, paid semi-annually in July and January.  The independent Board Chairman shall receive a $40,000 annual retainer, paid quarterly.  The independent Board Chairman may elect, on an annual basis, to receive 0% to 100% of the retainer in shares of the Company’s common stock.

The shares of the Company’s common stock that a director elects to receive in lieu of cash fees will be valued based on the fair market value of the common stock on the date of issuance.

Each newly elected non-employee director receives an option to purchase 5,000 shares of common stock on the fifth business day after his or her election to the Board. Stock options granted to non-employee directors become fully exercisable as of May 1 of the year following the date of grant, have an exercise price equal to the fair market value of the common stock on the date of the grant, and terminate upon the tenth anniversary of the date of grant. Each non-employee director who is serving as a director prior to the annual meeting of stockholders  receives on the fifth business day after each annual meeting of stockholders, providing he or she is still serving as a director, a restricted stock grant valued at $60,000 based on the closing price of the stock on the date of the grant. The restricted shares vest over a three year period, 1/3 each year commencing on the first anniversary of the grant.

All directors are reimbursed for significant travel expenses, if any, incurred in attending meetings of the Board and its committees.